EXHIBIT 10.6

Verbal Lease Agreement Description
(Horten, Norway)

On August 1, 2005, IQ Micro, Inc. ("Lessee") and Jochri Consult AS ("Lessor") verbally agreed to a month-to-month lease for the Lessee's use of a 500 square foot space consisting of two executive offices, including administrative support, located at Nedre vei 4, N-3183 Horten, Norway. The rental rate is $1,600 per month.